Exhibit 99

May 2, 2012

PSEG ANNOUNCES 2012 FIRST QUARTER RESULTS

$0.97 PER SHARE FROM CONTINUING OPERATIONS

$0.85 PER SHARE OF OPERATING EARNINGS

Operational Efficiency Supports Earnings

Company Maintains 2012 Operating Earnings Guidance of $2.25-$2.50 Per Share

Public Service Enterprise Group (PSEG) reported today Income from Continuing Operations and Net Income for the first quarter of 2012 of $493 million or $0.97 per share as compared to Income from Continuing Operations of $462 million or $0.91 per share in the first quarter of 2011. Including Income from Discontinued Operations, and gain on sale ($64 million or $0.13 per share), PSEG reported Net Income for the first quarter of 2011 of $526 million or $1.04 per share. Operating Earnings for the first quarter of 2012 were $432 million or $0.85 per share compared to Operating Earnings in the first quarter of 2011 of $431 million or $0.85 per share.

“PSEG delivered strong results in the face of challenging market conditions” said Ralph Izzo, chairman, president and chief executive officer. He went on to say, “our employees’ responsiveness to the market and the mild winter allowed us to better align expenses with operations.” He added, “we continue to implement a $6.7 billion capital program that will improve reliability and add jobs in New Jersey.” In discussing the outlook for 2012, Izzo said “we continue to forecast operating earnings for 2012 of $2.25 - $2.50 per share”.

PSEG believes that the non-GAAP financial measure of “Operating Earnings” provides a consistent and comparable measure of performance of its businesses to help shareholders understand performance trends. Operating Earnings exclude the impact of returns/(losses) associated with NDT and MTM accounting. The table below provides a reconciliation of PSEG’s Net Income to Operating Earnings (a non-GAAP measure) for the first quarter. See Attachment 10 for a complete list of items excluded from Income from Continuing Operations in the determination of Operating Earnings.

PSEG CONSOLIDATED EARNINGS (unaudited)

First Quarter Comparative Results

2012 and 2011

	Income ($millions)		Diluted Earnings Per Share
	2012	2011	2012	2011
Operating Earnings	$432	$431	$0.85	$0.85
Reconciling Items	61	31	0.12	0.06
Income from Continuing Operations	$493	$462	$0.97	$0.91
Income from Discontinued Operations	0	64	0.00	0.13
Net Income	$493	$526	$0.97	$1.04
		Avg. Shares	507M	507M

In discussing the quarter, Izzo went on to say “fossil operations that took cost control to a new level allowed us to meet the challenge of a complete absence of winter, lower demand and a collapse in gas prices”. He continued by saying “this focus on operational excellence is a guiding principle at PSEG that will help ensure superior results for customers, employees and shareholders.”

The following table outlines continued expectations for operating earnings in 2012 by subsidiary:

2012 Operating Earnings Guidance

($ millions, except EPS)

2012E
PSEG Power	$575-$665
PSE&G	530-560
PSEG Energy Holdings/Parent	35-45
Operating Earnings	$1,140-$1,270
Earnings Per Share	$2.25 - $2.50

Operating Earnings Review by Subsidiary

See Attachment 5 for detail regarding the quarter-over-quarter reconciliations for each of PSEG’s businesses.

PSEG Power

PSEG Power reported operating earnings of $196 million ($0.39 per share) for the first quarter of 2012 compared with operating earnings of $267 million ($0.53 per share) for the first quarter of 2011.

PSEG Power’s earnings were affected by warmer than normal weather conditions and a decline in the price for energy and capacity as well as lower fuel costs. These issues were offset somewhat by continued strong nuclear operations coupled with greater dispatch from the combined cycle natural gas fleet.

Output from Power’s fleet declined 6.3% in the quarter as a result of a decline in production from the coal fleet. Production from the nuclear fleet increased 0.5% from very strong levels in the year ago quarter and output from Power’s combined cycle natural gas fleet increased 8.3% in the quarter. A decline in demand given warmer than normal weather conditions compared with more normal weather in the year-ago quarter, as well as a decline in wholesale energy prices, resulted in reduced dispatch of the coal fleet. The decline in volume reduced earnings by $0.02 per share in the quarter. Lower realized pricing reduced earnings by $0.08 per share quarter-over-quarter. A decline in average capacity prices to $110-MW/Day from $174-MW/Day reduced earnings in the quarter by $0.07 per share. An increase in customer migration away from the BGS contract was in line with expectations. The increase in customer migration to approximately 36% in the quarter reduced earnings by $0.01 per share. However, an increase in headroom associated with the decline in energy prices further reduced earnings by $0.03 per share.

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Power has reduced the operating and maintenance expenses at its fossil stations in response to the decline in the market. The reduction in operating and maintenance expense improved earnings in the quarter by $0.04 per share. A decline in debt levels at Power coupled with a reduction in interest rates resulted in lower finance costs and improved earnings comparisons quarter-over-quarter by $0.02 per share. The absence of losses on wholesale energy contracts recognized in the year-ago quarter more than offset the impact of lower volumes and prices on gas supply contracts and net added $0.01 per share to earnings.

PSEG Power’s nuclear fleet operated at an average capacity factor of 98.2% during the quarter. The Hope Creek nuclear facility, 100%-owned by PSEG Power, entered a refueling outage in April. Salem 2, 57%-owned and operated by PSEG Power, is scheduled for refueling in the Fall of 2012. The combined cycle fleet’s availability improved in the quarter, and the fleet operated at an average capacity factor of 56.6% versus 52.9% in the year-ago period.

Power continues to forecast output for 2012 of 53-54 TWh. Output for the remainder of the year is approximately 70% - 75% hedged at an average price of $59 per MWh. For 2013, forecast output of 52 - 54 TWh is approximately 55% - 60% hedged at an average price of $53 per MWh. We forecast output for 2014 of 53 - 55 TWh. Of this amount, approximately 20% - 25% is hedged at an average price of $55 per MWh.

PSE&G

PSE&G reported operating earnings of $197 million ($0.39 per share) for the first quarter of 2012 compared with operating earnings of $163 million ($0.32 per share) for the first quarter of 2011.

PSE&G’s results in the quarter were influenced by higher transmission formula rates, warmer than normal weather and an adjustment this quarter due to the settlement of tax audits. An annualized increase in transmission revenue of $94 million effective on January 1, 2012, added $0.03 per share to results. A return on investments in energy efficiency, solar and infrastructure programs added $0.01 per share. Warmer than normal weather versus colder than normal weather in the year-ago quarter reduced electric and gas sales and lowered earnings by $0.02 per share. PSE&G’s ability to accrue earnings under the gas weather normalization clause, which has a return cap, was affected by the positive impact of the settlement of tax audits which reduced the utility’s tax expense. Higher levels of capital investment led to an increase in depreciation expense which reduced quarterly earnings comparisons by $0.01 per share. Higher operating and maintenance expense reduced earnings by $0.01 per share and was offset by other miscellaneous items of $0.01 per share. PSE&G’s quarterly earnings also benefited from the settlement of tax audits for 1997 – 2006 which resulted in a one-time reduction in tax expense. The reduction in taxes improved earnings by $0.06 per share.

PSE&G experienced the warmest first quarter, in terms of heating degree days, since 1970. In addition, weak economic conditions continued to have an impact on demand. In terms of weather-normalized demand, a 1.9% decline in electric sales was led by a 2.5% decline in sales to the commercial and industrial sector. Weather-normalized sales to gas customers declined 0.7% quarter-over-quarter.

PSE&G received news in March from the National Park Service (NPS) that “identified” our route for the Susquehanna – Roseland transmission line as its preferred alternative for the portion of the existing transmission line that runs through the Delaware Water Gap National Recreation Area – the

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route approved by state regulators including the NJ Board of Public Utilities (BPU). A final order from the NPS is expected to be issued in October 2012. The expected in-service date for the line is June 2015. The capital cost for Susquehanna – Roseland has been updated, and is now forecast at up to $790 million from $750 million.

PSE&G is awaiting a decision by the BPU on construction of the North-Central Reliability project, a $390 million upgrade of transmission lines located in the northern and central portions of New Jersey.

PSEG Energy Holdings/Enterprise

PSEG Energy Holdings/Enterprise reported operating earnings of $39 million ($0.07 per share) for the first quarter of 2012 compared with operating earnings of $1 million during the first quarter of 2011.

The improvement in operating earnings is due to the settlement with the Internal Revenue Service of the offshore lease transactions for all tax years, and a settlement of all federal audit issues for tax years 1997 – 2006. A reduction in the effective tax rate improved operating earnings by $38 million, or $0.08 per share. A small reduction in lease earnings in 2012’s first quarter was approximately equal to the absence of an asset impairment recognized in 2011’s first quarter.

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FORWARD-LOOKING STATEMENT

Readers are cautioned that statements contained in this presentation about our future performance, including future revenues, earnings, strategies, prospects, consequences and all other statements that are not purely historical, are forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. When used herein, the words “anticipate”, “intend”, “estimate”, “believe”, “expect”, “plan”, “should”, “hypothetical”, “potential”, “forecast”, “project”, variations of such words and similar expressions are intended to identify forward-looking statements. Although we believe that our expectations are based on reasonable assumptions, they are subject to risks and uncertainties and we can give no assurance they will be achieved. The results or developments projected or predicted in these statements may differ materially from what may actually occur. Factors which could cause results or events to differ from current expectations include, but are not limited to:

•	adverse changes in the demand for or price of the capacity and energy that we sell into wholesale electricity markets,

•

adverse changes in energy industry law, policies and regulation, including market structures and a potential shift away from competitive markets toward subsidized market mechanisms, transmission planning and cost allocation rules, including rules regarding how transmission is planned and who is permitted to build transmission in the future, and reliability standards,

•	any inability of our transmission and distribution businesses to obtain adequate and timely rate relief and regulatory approvals from federal and state regulators,

•	changes in federal and state environmental regulations that could increase our costs or limit our operations,

•

changes in nuclear regulation and/or general developments in the nuclear power industry, including various impacts from any accidents or incidents experienced at our facilities or by others in the industry, that could limit operations of our nuclear generating units,

•	actions or activities at one of our nuclear units located on a multi-unit site that might adversely affect our ability to continue to operate that unit or other units located at the same site,

•	any inability to balance our energy obligations, available supply and trading risks,

•	any deterioration in our credit quality, or the credit quality of our counterparties, including in our leveraged leases,

•	availability of capital and credit at commercially reasonable terms and conditions and our ability to meet cash needs,

•	any inability to realize anticipated tax benefits or retain tax credits,

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•	changes in the cost of, or interruption in the supply of, fuel and other commodities necessary to the operation of our generating units,

•	delays in receipt of necessary permits and approvals for our construction and development activities,

•	delays or unforeseen cost escalations in our construction and development activities,

•	any inability to achieve or continue to sustain, our expected levels of operating performance,

•	increase in competition in energy supply markets as well as competition for certain rate-based transmission projects,

•	challenges associated with recruitment and/or retention of a qualified workforce,

•	adverse performance of our decommissioning and defined benefit plan trust fund investments and changes in discount rates and funding requirements, and

•	changes in technology and customer usage patterns.

For further information, please refer to our Annual Report on Form 10-K, including Item 1A. Risk Factors, and subsequent reports on Form 10-Q and Form 8-K filed with the Securities and Exchange Commission. These documents address in further detail our business, industry issues and other factors that could cause actual results to differ materially from those indicated in this presentation. In addition, any forward-looking statements included herein represent our estimates only as of today and should not be relied upon as representing our estimates as of any subsequent date. While we may elect to update forward-looking statements from time to time, we specifically disclaim any obligation to do so, even if our internal estimates change, unless otherwise required by applicable securities laws.

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Attachment 1

PUBLIC SERVICE ENTERPRISE GROUP INCORPORATED

Operating Earnings and Per Share Results by Subsidiary

(Unaudited)

	For the Three Months Ended March 31,
	2012	2011
Earnings Results ($ Millions)
PSEG Power	$196	$267
PSE&G	197	163
PSEG Energy Holdings/Enterprise	39	1
Operating Earnings	$432	$431
Reconciling Items(a)	61	31
Income from Continuing Operations	$493	$462
Discontinued Operations	—	64

Net Income	$493	$526

Fully Diluted Average Shares Outstanding (in Millions)	507	507
Per Share Results (Diluted)
PSEG Power	$0.39	$0.53
PSE&G	0.39	0.32
PSEG Energy Holdings/Enterprise	0.07	—
Operating Earnings	$0.85	$0.85
Reconciling Items(a)	0.12	0.06
Income from Continuing Operations	$0.97	$0.91
Discontinued Operations	—	0.13

Net Income	$0.97	$1.04

(a)	See attachment 10 for details of items excluded from Income from Continuing Operations to compute Operating Earnings.

Attachment 2

PUBLIC SERVICE ENTERPRISE GROUP INCORPORATED

Consolidating Statements of Operations

(Unaudited, $ Millions)

	For the Three Months Ended March 31, 2012
	PSEG	PSEG Energy Holdings/ Enterprise (a)	PSEG POWER	PSE&G
OPERATING REVENUES	$2,875	$(625)	$1,561	$1,939
OPERATING EXPENSES
Energy Costs	1,179	(645)	822	1,002
Operation and Maintenance	628	11	241	376
Depreciation and Amortization	256	9	57	190
Taxes Other Than Income Taxes	29	—	—	29

Total Operating Expenses	2,092	(625)	1,120	1,597

OPERATING INCOME	783	—	441	342
Other Income and (Deductions)	28	3	15	10
Other Than Temporary Impairments	(5)	—	(5)	—
Interest Expense	(101)	2	(30)	(73)

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	705	5	421	279
Income Tax Expense	(212)	38	(168)	(82)

INCOME FROM CONTINUING OPERATIONS	493	43	253	197
Discontinued Operations, net of tax	—	—	—	—

NET INCOME	$493	$43	$253	$197

OPERATING EARNINGS	432	$39	$196	$197
Reconciling Items Excluded from Continuing Operations (b)	61	4	57	—

INCOME FROM CONTINUING OPERATIONS	$493	$43	$253	$197

	For the Three Months Ended March 31, 2011
	PSEG	PSEG Energy Holdings/ Enterprise (a)	PSEG POWER	PSE&G
OPERATING REVENUES	$3,354	$(919)	$1,967	$2,306
OPERATING EXPENSES
Energy Costs	1,563	(938)	1,135	1,366
Operation and Maintenance	651	6	277	368
Depreciation and Amortization	241	8	54	179
Taxes Other Than Income Taxes	43	—	—	43

Total Operating Expenses	2,498	(924)	1,466	1,956

OPERATING INCOME	856	5	501	350
Income from Equity Method Investments	3	3	—	—
Other Income and (Deductions)	63	1	58	4
Other Than Temporary Impairments	(4)	(1)	(2)	(1)
Interest Expense	(127)	3	(51)	(79)

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	791	11	506	274
Income Tax Benefit (Expense)	(329)	(10)	(208)	(111)

INCOME FROM CONTINUING OPERATIONS	462	1	298	163
Discontinued Operations, net of tax	64	—	64	—

NET INCOME	$526	$1	$362	$163

OPERATING EARNINGS (LOSS)	$431	$1	$267	$163
Reconciling Items Excluded from Continuing Operations (b)	31	—	31	—

INCOME (LOSS) FROM CONTINUING OPERATIONS	$462	$1	$298	$163

(a)	Includes activities at Energy Holdings and the Parent as well as intercompany eliminations.
(b)	See attachment 10 for details of items excluded from Income from Continuing Operations to compute Operating Earnings.

Attachment 3

PUBLIC SERVICE ENTERPRISE GROUP INCORPORATED

Capitalization Schedule

(Unaudited, $ Millions)

	March 31, 2012	December 31, 2011
DEBT
Commercial Paper and Loans	$29	$—
Long-Term Debt	6,994	7,060
Securitization Debt	889	939
Project Level, Non-Recourse Debt	95	95

Total Debt	8,007	8,094
STOCKHOLDERS’ EQUITY
Common Stock	4,823	4,823
Treasury Stock	(605)	(601)
Retained Earnings	6,699	6,385
Accumulated Other Comprehensive Loss	(293)	(337)

Total Common Stockholders’ Equity	10,624	10,270
Noncontrolling Interests - Equity Investments	2	2

Total Equity	10,626	10,272

Total Capitalization	$18,633	$18,366

Attachment 4

PUBLIC SERVICE ENTERPRISE GROUP INCORPORATED

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited, $ Millions)

	For the Three Months Ended March 31,
	2012	2011
CASH FLOWS FROM OPERATING ACTIVITIES
Net Income	$493	$526
Adjustments to Reconcile Net Income to Net Cash Flows From Operating Activities	595	516

NET CASH PROVIDED BY OPERATING ACTIVITIES	1,088	1,042

NET CASH USED IN INVESTING ACTIVITIES	(706)	(155)

NET CASH USED IN FINANCING ACTIVITIES	(285)	(267)

Net Increase in Cash and Cash Equivalents	97	620
Cash and Cash Equivalents at Beginning of Period	834	280

Cash and Cash Equivalents at End of Period	$931	$900

Attachment 5

PUBLIC SERVICE ENTERPRISE GROUP INCORPORATED

Quarter-over-Quarter EPS Reconciliation

March 31, 2012 vs. March 31, 2011

(Unaudited)

Attachment 6

PSEG POWER LLC

Generation Measures

(Unaudited)

	GWhr Breakdown
	Three Months Ended
	March 31,
	2012	2011
Nuclear - NJ	5,436	5,465
Nuclear - PA	2,534	2,463

Total Nuclear	7,970	7,928
Fossil - Coal/Natural Gas - NJ*	44	728
Fossil - Coal - PA	1,063	1,377
Fossil - Coal - CT	23	207

Total Coal	1,130	2,312
Fossil - Oil & Natural Gas - NJ	2,840	2,753
Fossil - Oil & Natural Gas - NY	1,211	1,026
Fossil - Oil & Natural Gas - CT	(8)	11

Total Oil & Natural Gas	4,043	3,790

	13,143	14,030

	% Generation by Fuel Type
	Three Months Ended
	March 31,
	2012	2011
Nuclear - NJ	42%	39%
Nuclear - PA	19%	18%

Total Nuclear	61%	57%
Fossil - Coal/Natural Gas - NJ*	0%	5%
Fossil - Coal - PA	8%	10%
Fossil - Coal - CT	0%	1%

Total Coal	8%	16%
Fossil - Oil & Natural Gas - NJ	22%	20%
Fossil - Oil & Natural Gas - NY	9%	7%
Fossil - Oil & Natural Gas - CT	0%	0%

Total Oil & Natural Gas	31%	27%

	100%	100%

*	Includes Pumped Storage. Pumped Storage accounted for <1% of total generation for the three months ended March 31, 2012 and 2011.

Attachment 7

PUBLIC SERVICE ELECTRIC & GAS COMPANY

Retail Sales and Revenues

(Unaudited)

March 31, 2012

Electric Sales and Revenues

Sales (millions kwh)	Three Months Ended	Change vs. 2011
Residential	2,990	-7.4%
Commercial & Industrial	6,751	-3.7%
Street Lighting	90	-12.3%
Interdepartmental	3	-5.4%

Total	9,834	-4.9%

Revenue (in millions)
Residential	$493	-10.5%
Commercial & Industrial	490	-7.0%
Street Lighting	21	2.6%
Other Operating Revenues*	91	3.5%

Total	$1,095	-7.7%

Weather Data	Three Months Ended	Change vs. 2011
THI Hours - Actual	81	309.0%
THI Hours - Normal	24

*	Primarily sales of Non-Utility Generator energy to PJM and Transmission related revenues.

Attachment 8

PUBLIC SERVICE ELECTRIC & GAS COMPANY

Retail Sales and Revenues

(Unaudited)

March 31, 2012

Gas Sold and Transported

Sales (millions therms)	Three Months Ended	Change vs. 2011
Residential Sales	528	-21.1%
Commercial & Industrial - Firm Sales	191	-22.4%
Commercial & Industrial - Interr. & Cogen	24	-31.3%

Total	743	-21.8%

Gas Transported - Firm Sales	211	-11.6%
Gas Transported - Non-Firm	277	21.1%

Revenue (in millions)
Residential Sales	$271	-35.0%
Commercial & Industrial - Firm Sales	97	-38.9%
Commercial & Industrial - Interr. & Cogen	11	-45.9%
Other Operating Revenues*	38	1.9%

Total	$417	-34.2%

Gas Transported	427	-12.2%

Weather Data	Three Months Ended	Change vs. 2011
Degree Days - Actual	2,025	-20.9%
Degree Days - Normal	2,558

*	Primarily Appliance Service.

Attachment 9

PUBLIC SERVICE ENTERPRISE GROUP INCORPORATED

Statistical Measures

(Unaudited)

	For the Three Months Ended
	March 31
	2012	2011
Weighted Average Common Shares Outstanding (000’s)
Basic	506,010	505,979
Diluted	507,029	507,132
Stock Price at End of Period	$30.61	$31.51
Dividends Paid per Share of Common Stock	$0.3550	$0.3425
Dividend Payout Ratio*	50.5%	44.2%
Dividend Yield	4.6%	4.3%
Price/Earnings Ratio*	11.2	10.2
Rate of Return on Average Common Equity*	13.6%	16.7%
Book Value per Common Share	$21.00	$19.68
Market Price as a Percent of Book Value	146%	160%
Total Shareholder Return	-6.18%	0.13%

*	Calculation based on Operating Earnings for the 12 month period ended.

Attachment 10

PUBLIC SERVICE ENTERPRISE GROUP INCORPORATED

Reconciling Items Excluded from Continuing Operations to Compute Operating Earnings

(Unaudited)

Pro-forma Adjustments, net of tax	For the Three Months Ended		For the Year Ended
	March 31,		December 31,
	2012	2011	2011	2010
Earnings Impact ($ Millions)
Gain (Loss) on Nuclear Decommissioning Trust (NDT) Fund Related Activity (PSEG Power)	$5	$27	$50	$46
Gain (Loss) on Mark-to-Market (MTM)(a) (PSEG Power)	52	4	107	(1)
Lease Related Activity (PSEG Energy Holdings)	4	—	(173)	—
Market Transition Charge Refund (PSE&G)	—	—	—	(72)
Gain on Sale of Qwest Building (Energy Holdings)	—	—	34	—

Total Pro-forma adjustments	$61	$31	$18	$(27)
Fully Diluted Average Shares Outstanding (in Millions)	507	507	507	507
Per Share Impact (Diluted)
Gain (Loss) on NDT Fund Related Activity (PSEG Power)	$0.01	$0.05	$0.10	$0.09
Gain (Loss) on MTM(a) (PSEG Power)	0.10	0.01	0.21	—
Lease Related Activity (PSEG Energy Holdings)	0.01	—	(0.34)	—
Market Transition Charge Refund (PSE&G)	—	—	—	(0.14)
Gain on Sale of Qwest Building (Energy Holdings)	—	—	0.06	—

Total Pro-forma adjustments	$0.12	$0.06	$0.03	$(0.05)

(a)	Includes the financial impact from positions with forward delivery months.